Exhibit 99.1

BARNWELL INDUSTRIES, INC.	P R E S S R E L E A S E 1100 Alakea Street, Suite 500 Honolulu, Hawaii 96813 Telephone (808) 531-8400 Fax (808) 531-7181 Website: www.brninc.com

CONTACT:	James Carbonara
Hayden IR (646) 755-7412
james@haydenir.com

Alexander C. Kinzler
Chief Executive Officer and President

Russell M. Gifford
Executive Vice President and Chief Financial Officer

Barnwell Reports Net Earnings of $6.25 Million and $0.73 Net EPS for Fiscal Year Ended September 30, 2021

HONOLULU, HAWAII, December 20, 2021 -- Barnwell Industries, Inc. (NYSE American: BRN) today reported results for the three months and year ended September 30, 2021.

Highlights

•	Fiscal year 2021 net earnings improved by $11 million, to $6.25 million, from a net loss of $4.75 million in fiscal year 2020
•	Fiscal year 2021 net earnings per share of $0.73, compared to a net loss of $0.57 per share
•	Q4 Net earnings were $1,547,000, $0.16 per share, compared to $628,000, $0.08 per share last year
•	Sale of Honolulu office and oil property generate proceeds of $2,385,000 in our fourth quarter
•	Cash at September 30, 2021, totaled $11,279,000, $1.19 per share, and at November 30, 2021, $12,862,000, $1.36 per share

Mr. Alexander Kinzler, Chief Executive Officer of Barnwell, commented, “Our significantly improved results for this quarter as compared to the prior year quarter were driven by a $1,164,000 gain recognized on the sale of the Company’s Honolulu corporate office and a $818,000 gain on the sale of our Spirit River oil assets. The Company also benefited from higher oil and natural gas prices which increased 80% and 85%, respectively. Partially offsetting these increases, contract drilling operating results decreased $1,151,000 as the prior year’s quarter included work on a significant profitable drilling contract and higher costs were incurred on current contracts. Also, general and administrative expenses increased $703,000 due to increases in non-cash share-based compensation expenses related to stock options granted in February 2021, compensation costs and professional fees.

“The net earnings of $6,253,000 for the year ended September 30, 2021, as compared to the $4,756,000 net loss for the year ended September 30, 2020, was largely due to a $5,441,000 increase in equity in income of affiliates due to improved real estate sales, which also led to the Company receiving $6,011,000 in net cash distributions, $459,000 of which was a preferred return which contributed to our net earnings. There was also a $6,653,000 improvement in oil and natural gas segment operating results due primarily to an asset impairment charge of $4,326,000 in the prior year period as compared to a $630,000 impairment in the current year, and the Company benefited from higher oil and natural gas prices, which increased 53% and 60%, respectively. In addition, there was a $1,463,000 increase in land investment segment operating results due to the sale of eight lots in the current year period, whereas there were two lot sales in the prior year. The Company also recognized a $2,341,000 gain on termination of its post-retirement medical plan, a $1,164,000 gain on the sale of our Honolulu corporate office and an $818,000 gain on the sale of our Spirit River oil assets in the current year. Partially offsetting these increases, contract drilling operating results decreased $3,214,000 as the prior year included work on a significant profitable drilling contract and there was a $1,336,000 gain, before taxes, recognized in the prior year period from the sale of the Company’s drilling yard.

“The Company has entered into a non-operated Joint Venture with two leading private oil drilling operators in Oklahoma. The program consists of seven horizontal wells targeting the Woodford and Meramec formations of the Anadarko Basin. The first well of the program came online in May 2021. The other six wells were all producing in October 2021.

“In March 2021, the Company entered into an at-the-market sales agreement with A.G.P./Alliance Global Partners pursuant to which the Company may sell shares of its common stock. During the quarter ended September 30, 2021, the Company sold 581,441 shares under this agreement for net proceeds of $1,924,000 ($3.31 per share). During the year ended September 30, 2021, the Company sold 1,167,987 shares under this agreement for net proceeds of $3,784,000 ($3.24 per share).

“Fiscal 2021 saw the Company return to compliance with the NYSE-American continued listing standards and the removal of substantial doubt as to the Company’s ability to continue as a going concern for the next 15-month period.

“The Company ended fiscal 2021 with $11,279,000 in cash and $12,134,000 in working capital and started fiscal year 2022 with Kaupulehu Developments receiving percentage of sales payments of $600,000 from the sale of three lots and the Company receiving net distributions of $1,075,000, from the Kukio Resort Land Development Partnerships in October and November 2021. The financial results of these events will be reflected in Barnwell’s report for the quarter ending December 31, 2021. Also, in our first quarter of fiscal 2022 the Company is participating in the drilling of two gross (0.6 net) non- operated horizontal wells in the Twining area and has commenced the drilling of a second 100% working interest, operated horizontal well in the Twining area. The results achieved at these three wells will help determine the pace of the future development of our Twining asset.”

The information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts. These statements include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, and other similar statements. Forward- looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions. Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved. Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements. The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell’s expectations are set forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s annual report on Form 10-K for the last fiscal year and Barnwell’s other filings with the Securities and Exchange Commission. Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.

COMPARATIVE OPERATING RESULTS
(Unaudited)

	Year ended September 30,		Three months ended September 30,
	2021	2020	2021	2020

Revenues	$18,113,000	$18,347,000	$4,614,000	$4,931,000

Net earnings (loss) attributable to Barnwell Industries, Inc.	$6,253,000	$(4,756,000)	$1,547,000	$628,000

Net earnings (loss) per share – basic and diluted	$0.73	$(0.57)	$0.16	$0.08

Weighted-average shares and equivalent shares outstanding:
Basic and diluted	8,592,154	8,277,160	9,407,336	8,277,160